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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
                 Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934

                         Commission File Number 1-13774

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                              ARCADIAN CORPORATION
             (Exact name of registrant as specified in its charter)

                        3175 LENOX PARK BLVD., SUITE 400
                          MEMPHIS, TENNESSEE 38115-4256
                                  901-758-5200
     (Address, including zip code, and telephone number of the registrant's principal executive offices)

                                  COMMON STOCK
                MANDATORILY CONVERTIBLE PREFERRED STOCK, SERIES A
            (Title of each class of securities covered by this Form)

                                      NONE.
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)    [ X ]           Rule 12h-3(b)(1)(ii)   [   ]
Rule 12g-4(a)(1)(ii)   [   ]           Rule 12h-3(b)(2)(i)    [   ]
Rule 12g-4(a)(2)(i)    [   ]           Rule 12h-3(b)(2)(ii)   [   ]
Rule 12g-4(a)(2)(ii)   [   ]           Rule 15d-6             [ X ]
Rule 12h-3(b)(1)(i)    [ X ]

Approximate number of holders as of the certification or notice date: 0

Pursuant to the requirements of the Securities Exchange Act of 1934 Arcadian Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: March 31, 1997          BY: /s/ John L.M. Hampton
                                  --------------------------------
                                      John L.M. Hampton
                                      Secretary, PCS Nitrogen, Inc.
                                        (registrant's successor by merger)

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